Exhibit 99.1

Solar3D Reports Second Quarter 2015 Financial Results

Company achieves $11 million in revenue, an increase of 47% year-over-year and 94% over the previous quarter

SANTA BARBARA, CA - August 6, 2015 - Solar3D, Inc. (NASDAQ:SLTD), a leading provider of solar power solutions and the developer of a proprietary high efficiency solar cell, today reported financial results for the second quarter ended June 30, 2015.

Financial Highlights:

•	The Company reported revenue of $11.0 million for Q2 2015, an increase of 47% compared to $7.5 million for Q2 2014 due to acquisitions and organic growth within those newly acquired subsidiaries
•	The Company reported an increase in revenue of 94% over the $5.7 million achieved during the quarter ended March 31, 2015
•	Gross profit was nearly $3.5 million as a result of growth in sales and an increase in the gross margin to 31%, up from 27% in the same period last year due to greater efficiency
•	The Company reported operating income of $134K as compared to $762K for the same period of 2014
•	The Company reported a net loss of ($122K), or ($0.01) per diluted share for the Q2 2015, compared to a net income of $234K, or $0.02 per diluted share for Q2 2014
•	Cash and cash equivalents for the Company were $9.3 million on June 30, 2015, versus $11.2 million on March 31, 2015
•	Contracted backlog at the end of Q2 was $22.7 million

Operational Highlights:

•	Solar3D’s common shares were added to the Russell Microcap® Growth Index
•	The SUNworks division secured $3 million in two new agricultural solar contracts
•	The SUNworks division won a $3 million, 1-megawatt solar project with the Sun City Lincoln Hills Community Association
•	Solar3D’s SUNworks operating division secured an approximately $1 million contract to design and install a photovoltaic system for a large rice drying facility based in Sutter, California
•	Company reported strong growth from SUNworks division in the Reno, Nevada office with approximately $400K in sales for the month of May
•	In April, the SUNworks division achieved record residential sales by closing 69 solar design and installation contracts
•	MD Energy, in its first full quarter operating as a wholly owned subsidiary, also contributed to revenue and operating profit.

"Our second quarter results represent our team’s successfully execution of our corporate strategy, in making steady progress on several fronts,” said Jim Nelson, CEO of Solar3D. “First, we have generated consistent, organic growth through our SUNworks and MD Energy subsidiaries.  Second, we’ve continued to invest in our infrastructure, following our mandate to target attractive candidates for acquisition. Third, our strong management team, led by experienced industry veterans, has worked tirelessly to diversify our revenue while improving our operational, financial and balance sheet metrics.

“At the industry level,” Nelson continued, “the market for commercial, residential, and agricultural solar solutions is booming, and we are well positioned to capitalize upon that growth. Looking ahead, we remain confident in our ability to maintain our growth trajectory and continue to create significant value for our shareholders.”

Second Quarter 2015 Financial Summary

Solar3D reported revenue of $11.0 million for the quarter ended June 30, 2015, an increase of 47% compared to $7.5 million for the quarter ended June 30, 2014.

For the quarter ended June 30, 2015, the Company reported a net operating income of $134K with a total net loss of ($122K) or ($0.01) per share.  Gross profit margin was 31% for the second quarter 2015 compared to 27% for the second quarter of 2014.

Total operating expenses of $3.3 million were reported for the quarter ended June 30, 2015, compared to $1.3 million for the quarter ended June 30, 2014.  Selling and marketing expenses of approximately $1.25 million and nearly $2.0 million of general and administrative expenses were recorded for the quarter ended June 30, 2015 as the Company built the infrastructure to support the current and projected growth—including additional acquisitions.  Approximately $0.7 million of the administrative costs were one-time or non-cash expenses.

Other expense for the quarter ended June 30, 2015 were $256K, which is due to mostly non-cash interest expense recorded on convertible notes. This compares to the $538K of expense in Q2 2014 with $297K million non-cash gain on the change in fair value of derivative liability, and $828K in primarily non-cash interest expense*

Net loss for the quarter ended June 30, 2015 was ($122K), compared to a net income of $224K for the quarter ended June 30, 2014.  Although gross profit for the quarter increased by over $1.4 million, the Company’s net loss was the result of costs to build of the Company’s infrastructure to support anticipated strong organic growth, and additional acquisitions, as well as costs associated with acquisitions and our capital offering We believe that the investments made in the Company’s infrastructure will lead to greater strength and profitability going forward.

Tracked Metrics

The metrics tracked in the table below are consistent with Solar3D's reported financial statements, and represent a full quarter of SUNworks for both 2014 and 2015 and a full quarter of MD Energy for only 2015.

Q1--2015 Solar3D Tracked Metrics
	Q2-2014	Q2-2015	YOY
Beginning sales back log - $M	$2.3	$14.7	639%

Total new sales - $M	$7.6	$19.0	250%

Total sales back log - $M	$9.9	$33.7	341%

Total Earned Revenue- $M	$7.5	$11.0	147%

Ending Back Log - $M	$2.4	$22.7	930%

Beginning Back log - MW	0.7	4.6	657%

Total new - MW Sold	2.5	6.3	250%

Total - MW Installed	2.5	3.7	149%

Ending Back Log - MW	0.7	7.2	973%

The Company's derivative financial liability was zero at June 30, 2015 compared to $68K at December 31, 2014.*

* The preparation of financial statements in conformity with US GAAP requires management to make estimates and assumptions that affect the reported amounts of revenues and expenses during the reporting period. Significant areas requiring the use of management estimates include the determination of the assumptions used in calculating the fair value of the derivative financial liability.

About Solar3D, Inc.
Solar3D, a leading provider of solar power solutions, is focused on the design, installation and management of solar power systems for commercial, agricultural and residential customers. Through its wholly owned subsidiaries, Solar3D is one of the fastest growing solar systems providers in California, delivering 2.5 kilowatt to multi-megawatt commercial systems. Solar3D's technology division is developing a patent-pending 3-dimensional solar cell technology to maximize the conversion of sunlight into electricity. The Solar3D Cell collects sunlight from a wide angle and lets light bounce around in 3-dimensional microstructures on the solar cell surface. The Company's mission is to further the widespread adoption of solar power by deploying affordable, state-of-the-art systems and developing breakthrough new solar technologies.

To learn more about Solar3D, visit our website at http://www.Solar3D.com.

Safe Harbor Statement
Matters discussed in this press release contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. When used in this press release, the words "anticipate," "believe," "estimate," "may," "intend," "expect" and similar expressions identify such forward-looking statements. Actual results, performance or achievements could differ materially from those contemplated, expressed or implied by the forward-looking statements contained herein. These forward-looking statements are based largely on the expectations of the Company and are subject to a number of risks and uncertainties. These risks include, but are not limited to, risks and uncertainties associated with: the impact of economic, competitive and other factors affecting the Company and its operations, markets, products, and prospects for sales, failure to commercialize our technology, failure of technology to perform as expected, failure to earn profit or revenue, higher costs than expected, persistent operating losses, ownership dilution, inability to repay debt, failure of acquired businesses to perform as expected, the impact on the national and local economies resulting from terrorist actions, and U.S. actions subsequently; and other factors detailed in reports filed by the Company.

Contact:

Investor Relations
Andrew Haag
Managing Partner
IRTH Communications
sltd@irthcommunications.com
Tel: (866) 976-4784

Media
Eric Fischgrund
FischTank Marketing and PR
eric@fischtankpr.com